BERMAN & COMPANY, P.A.

Certified Public Accountants and Consultants

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 3, 2014 on the financial statements of Boxceipts.com, Inc. as of September 30, 2013 and 2012, and the related statements of operations, stockholders' deficit and cash flows for the years then ended and from October 25, 2010 (inception) to September 30, 2013, included herein on the registration statement of Boxceipts.com, Inc. on Form S-1 (Amendment No. 4), and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Berman & Company, P.A.

Boca Raton, Florida
September 19, 2014

7700 Congress Avenue, Suite 3208 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com